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PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

FINANCIAL STATEMENTS

JUNE 30, 1999

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PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

BALANCE SHEET

JUNE 30, 1999

(Prepared Without Audit)

ASSETS

Current Assets

Cash		$1,709.42
Accounts Receivable		4,366.24
Notes Receivable		4,714.97
Accrued Interest Receivable		1,035.40
Inventory, Oil		8,206.59
Prepaid Expenses		30.00

Total Current Assets		20,062.62

Investments

Corporate Stock	$750.00
Oil and Gas Properties (net of $11,285.49 amortization and depletion)	351,741.36	352,491.36

Fixed Assets

Land and Building	$60,000.00
Production & Office Equipment	177,211.42	$237,211.42
Less Allowance for Depreciation	25,654.79	211,556.63

Other Assets

Deposit	$6,250.00
Organization Costs	414.30	6,664.30

Total Assets		$590,774.91

Note: The attached Notes to Financial Statements are an integral part of this statement.

PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

JUNE 30, 1999

(Prepared Without Audit)

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Notes Payable, Current Portion		$3,573.68
Accounts Payable, Officers		7,420.66
Accounts Payable, Other		2,687.51
Accrued Expenses		3,660.26

Total Current Liabilities		$17,342.11

Non-Current Liabilities

Notes Payable	$80,951.04
Less Portion Shown as Current	3,573.68

Stockholders' Equity

Common Stock, 75,000,000 Shares $.001 Par Value Authorized, 2,885,124 Shares Issued	$2,630.22
Paid in Surplus	602,641.87
Deficit in Retained Earnings	(70,215.34)
Income (Loss), Current Year	(39,001.31)

Total Stockholders' Equity		496,055.44

Total Liabilities and Stockholders' Equity		$590,774.91

Note: The attached Notes to Financial Statements are an integral part of this statement.

PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

STATEMENT OF INCOME AND EXPENSE

JANUARY 1, 1999 TO JUNE 30, 1999

(Prepared Without Audit)

Income

Oil Production		$9,100.72
Less: Lease Operating Expenses	$18,423.46
Taxes	486.29
Depletion and Depreciation	8,617.09	27,526.84
Loss from Oil Production		(18,426.12)
Interest Earned		280.55
Rent Earned		1,500.00

Total Income (Loss)		(16,645.57)

Expenses

Administration	$9,000.00
Amortization	71.46
Contract Services	1,200.00
Depreciation	1,512.54
Insurance	199.00
Interest	3,130.20
Licenses and Permits	879.00
Maintenance and Repairs	248.50
Miscellaneous	201.12
Office and General	791.71
Promotion and Public Relations	635.26
Stock Transfer Fees	1,000.00
Taxes	675.98
Travel	2,801.97

Total Expenses		$22,355.74

Net Income (Loss)		($39,001.31)

Note: The attached Notes to Financial Statements are an integral part of this statement.

PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

STATEMENT OF CASH FLOWS

JANUARY 1, 1999 TO JUNE 30, 1999

(Prepared Without Audit)

Cash Flows from Operating Activities

Net Loss		($39,001.31)
Adjustment to Reconcile Excess Contributions
To Cash Provided From Operations:
Depletion	$2,061.77
Depreciation	8,505.36
Amortization	71.46
Accounts Receivable	6,152.86
Inventory	2,529.14
Accounts Payable	(2,035.74)
Deposits	5,000.00
Prepaid Expenses	38.00
Accrued Interest Receivable	(280.55)
Accounts Payable - Officers	3,530.10
Accrued Expenses	704.60

Total Adjustments		26,278.00

Net Cash used in Operating Activities		(12,723.31)

Cash flows from investing Activities:	($90,500.00)
Oil and Gas Properties	(420.00)
Corporate Stock	(18,925.00)
Equipment

Net Cash used in Investing Activites		(109,845.00)

Cash flows from Financing Activities:
Net Long-Term Borrowing	$13,409.72
Common Stock	127.92
Paid-in-Capital	105,939.08

Net Cash used in Financing Activites		119,476.72
Net Increase (Decrease) in Cash		$(3,091.59)

Cash Balance, Begin of Period		4,801.01
Cash Balance, End of Period		$1,709.42

Note: The attached Notes to Financial Statement are an integral part of this statement.

PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 1999

1. The accompanying Financial Statements for the period beginning January 1, 1999 and ending June 30, 1999 were prepared by management and may not include all of the adjustments and disclosures required to conform to a presentation made in accordance with Generally Accepted Accounting Principles. However, management does not know of any material omission.

2. In March of 1998 Paladin International Corporation activated its wholly owned subsidiary, Paladin Technology Corporation, which was formed to own and operate the Company's Texas properties.

3. Investments, Oil and Gas Properties, consist of the following:

Two 40 acre farmouts on the D. D. Heinen lease	$10,000.00
95% Working Interest, Glide Williams lease, Kern Co., California	120,000.00
1200 acres of mineral interests, Kern Co., California	60,000.00
100 % Working Interest, Schroeder Lease, 300 Acres
Atascosa County, Texas	12,316.81
100% Working Interest, Dominquez Lease, 13.5 Acres,
Atascosa Co., Texas	13,617.76
100% Working Interest, Stienle Lease, 321.6 Acres,
Atascosa Co., Texas	4,824.38
95% Working Interest, Claflin Lease, 80 Acres,
Kern Co., California	51,767.90
100% Working Interest, 1,046 Acres, Various Leases,
Fairfield Oil Field, Bexar County, Texas	90,500.00
Less Depletion	(11,285.49)
Net Investments	$351,741.36

4. Accounts payable, Officers is primarily for unreimbursed expenses.

5. Notes Payable: Total Current Portion

Notes Payable:	Total	Current Portion
Note dated June 30, 1997 in the original amount of $45,000, payable in payments of $570.04 per month, including interest at 9% per annum, beginning July 30, 1997. Secured by land and building.	$39,003.99	$3,573.68
Note dated July 31, 1997 in the original amount of $50,000, payable interest only at 10% per annum for one year and then payable in 48 monthly payments of $1,145.83 plus interest beginning July 31, 1998. Secured by Glide-Williams lease.	26,947.05	0000.00
Note dated June 30,1999 in the original amount of $4,000, due December 30, 2000. Interest at 8% per annum, payable quarterly. Holder has option to convert unpaid balance into unregistered Paladin International Corporation stock at $.70 per share.	4,000.00	0000.00
Note dated June 30,1999 in the original amount of $7,500, due December 30, 2000. Interest at 8% per annum, payable quarterly. Holder has option to convert unpaid balance into unregistered Paladin International Corporation stock at $.70 per share.	7,500.00	0000.00
Note dated June 30,1999 in the original amount of $3,500, due December 30, 2000. Interest at 8% per annum, payable quarterly. Holder has option to convert unpaid balance into unregistered Paladin International Corporation stock at $.70 per share.	3,500.00	0000.00
Totals	$80,951.04	$3,573.68

  6. The Company has received approval from the State of Texas to sell 925,878 shares of its stock valued at $1.00 per share to residents in the State of Texas through its underwriter, William A. Little and Company. 107,500 shares were sold as of June 30, 1999.